Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated March 12, 2008
Relating to Preliminary Prospectus dated March 12, 2008
Registration No. 333-145547

        This free writing prospectus should be read together with the preliminary prospectus dated March 12, 2008 relating to this offering included in Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-145547). The following information supplements and updates the information contained in the preliminary prospectus.

Recent Development

        On March 5, 2008, CardioNet, Inc. secured a new direct contract with a national commercial payor representing over 16 million additional covered lives. The payor is one of the 21 payors who had previously required proof of product superiority evidenced by a published randomized clinical trial before authorizing reimbursement for the CardioNet System. CardioNet continues to work with other commercial payors to secure reimbursement contracts.

        To review a filed copy of our current registration statement and preliminary prospectus, click the following link (or if such address has changed, by reviewing our filings for the relevant date on the SEC website at http://www.sec.gov):
http://www.sec.gov/Archives/edgar/data/1113784/000104746908002538/a2179762zs-1a.htm

        CardioNet, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-831-9146 or by contacting Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (Tel: (718) 765-6732; Fax (718) 765-6734).

        ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THIS EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.